Exhibit 99.1

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery
Humana Investor Relations
(502) 580-3644
e-mail: Rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
e-mail: Tnoland@humana.com

Humana Reports First Quarter 2016 Financial Results;

Reaffirms 2016 Financial Guidance

•	Adjusted EPS(a) of $1.86 for 1Q 2016 versus management’s guidance of at least $1.80

•	Full year 2016 Adjusted EPS(a) guidance of at least $8.85 reaffirmed

•	1Q 2016 cash flows from operations of $482 million compared to $107 million in 1Q 2015

•	Individual Medicare Advantage key early performance indicators solid

•	Healthcare Services segment performing above company expectations

•	Individual commercial business continues to be challenging

LOUISVILLE, KY (May 4, 2016) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2016 (1Q 2016) of $1.56 compared to $2.82 for the quarter ended March 31, 2015 (1Q 2015). The company also evaluates certain financial measures on an adjusted basis and has included certain adjusted financial measures(a) throughout this earnings press release.

Beginning with its 1Q 2016 results, the company is also adjusting for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector. For comparability to 1Q 2016, adjusted amounts for 1Q 2015 have been recast to also reflect the amortization adjustment.

Adjusted consolidated pretax income(a) and Adjusted EPS(a) for 1Q 2016 and 1Q 2015 were as follows:

Consolidated pretax income (in millions)	1Q 2016	1Q 2015 Recast
Generally Accepted Accounting Principles (GAAP)	$500	$744
Transaction and integration costs associated with pending transaction with Aetna Inc. (Aetna)	34	—
Amortization associated with identifiable intangibles	21	26
Adjusted (non-GAAP)	$555	$770

Diluted earnings per common share (EPS)	1Q 2016	1Q 2015 Recast
GAAP	$1.56	$2.82
Transaction and integration costs associated with pending transaction with Aetna	0.21	—
Amortization associated with identifiable intangibles	0.09	0.11
Tax benefit related to sale of Concentra, Inc. (Concentra)	—	(0.35)
Adjusted (non-GAAP)	$1.86	$2.58

The lower year-over-year Adjusted consolidated pretax income for 1Q 2016 primarily reflected lower operating results from the Retail segment, partially offset by slightly higher operating results in the Group and Healthcare Services segments. For the Retail segment, an increase in earnings associated with higher premiums was more than offset by an increase in the benefit ratio. The Group segment experienced a lower operating cost ratio which was partially offset by a higher benefit ratio. The Healthcare Services segment grew revenues in its pharmacy and home based businesses with the related increase in pretax earnings partially offset by decreased profitability in the company’s provider services business. Further discussions of each segment’s operating results are below.

The lower year-over-year Adjusted EPS for the quarter reflected the same factors impacting Adjusted consolidated pretax income as well as the beneficial impact of a lower share count in 1Q 2016 compared to 1Q 2015.

“We are pleased with our first-quarter earnings and believe the strategic and operational initiatives implemented in 2015, focusing on both clinical processes and administrative costs, will continue to yield positive results across the enterprise,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “As we continue to anticipate closing the pending transaction with Aetna in the second half of 2016, we believe the combination will further enhance the high-quality healthcare experience focused on the health and wellness of our members we strive for every day.”

“We are encouraged by the early indicators we are seeing in our Medicare and Healthcare Services businesses but remain cautious while our healthcare exchange experience continues to develop,” added Brian A. Kane, Senior Vice President and Chief Financial Officer. “We remain keenly focused on an enterprise-wide view of driving shareholder value by balancing continued pretax margin improvement and membership growth across our franchise.”

2016 Earnings Guidance

Humana reaffirmed Adjusted EPS for the year ending December 31, 2016 (FY16) of at least $8.85 as noted below. For comparability to FY16 Adjusted EPS guidance, FY15 Adjusted EPS is recast below to also adjust for the exclusion of amortization of identifiable intangibles as discussed above. Additional FY16 guidance points are included in the table on page 18 of this earning press release.

The company is projecting Adjusted EPS of at least $2.15 for the second quarter of 2016 and reaffirmed its expectation for Adjusted EPS for the second through fourth quarters of 2016 to generally mirror the percentage distribution of Adjusted EPS among the last three quarters of 2015.

Diluted earnings per common share	FY16E	FY15 Recast
GAAP	At least $8.32	$8.44
Premium deficiency reserve (PDR) for certain 2016 individual commercial policies	—	0.74
Transaction and integration costs associated with pending transaction with Aetna; costs beyond those for 1Q 2016 are to be determined	At least 0.21	0.14
Gain related to sale of Concentra	—	(1.57)
Amortization of identifiable intangibles	0.32	0.39
Adjusted (non-GAAP)	At least $8.85	$8.14

Aetna Transaction

As previously announced, Humana entered into a definitive merger agreement with Aetna on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share. At separate special stockholder meetings both held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino anti-trust waiting period and approvals of certain state Departments of Insurance and other regulators. During 1Q 2016, Humana completed its submission of data to the Department of Justice (DOJ) in response to the DOJ’s request for information in connection with the pending transaction and, to date, has secured approximately two-thirds of the necessary state change of control approvals.

The company continues to expect the transaction to close in the second half of 2016.

Conference Call

Given the pending transaction with Aetna, the company is not hosting a conference call in conjunction with its 1Q 2016 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings release to Humana Investor Relations or Humana Corporate Communications.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (including investment income) for 1Q 2016 were $13.80 billion, a decrease of $33 million, or less than 1 percent, from $13.83 billion in 1Q 2015, with total premiums and services revenues for 1Q 2016 of $13.70 billion decreasing $38 million, or less than 1 percent, from $13.74 billion in 1Q 2015. The year-over-year decrease in premiums and services revenues primarily reflected lower services revenues in 1Q 2016 given the sale of Concentra in June 2015 and the loss of premiums associated with a large group Medicare account that moved to a private exchange. These decreases were partially offset by premiums associated with higher average individual Medicare membership and per-member premium increases.

Consolidated benefits expense

The 1Q 2016 consolidated benefit ratio of 84.8 percent increased by 170 basis points from 83.1 percent for the prior year’s quarter reflecting a higher ratio in the Retail and Group segments.

As discussed more fully in the segment-level highlights section of this earnings release, the year-over-year increase in the consolidated benefit ratio was primarily driven by the unfavorable seasonal impact of an extra business day from leap year, as well as a higher benefit in 1Q 2015 of the seasonal pattern of earnings associated with the individual commercial business.

Prior period medical claims development (Prior Period Development) favorably impacted the consolidated benefit ratio by $340 million in 1Q 2016 and $194 million in 1Q 2015 with both the Retail and Group segments experiencing year-over-year increases. Prior Period Development decreased the consolidated benefit ratio by 250 basis points in 1Q 2016 and 150 basis points in 1Q 2015. As discussed below, the beneficial effect to earnings of the higher favorable Prior Period Development in 1Q 2016 was partially offset by adjustments to receivables associated with the premium stabilization programs established under health care reform, commonly referred to as the 3Rs(b).

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	1Q 2016	1Q 2015
GAAP	12.9%	14.2%
Transaction and integration costs associated with pending transaction with Aetna	(0.2%)	—
Adjusted (non-GAAP) (a)	12.7%	14.2%

The 1Q 2016 Adjusted consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.7 percent, a decrease of 150 basis points from 14.2 percent in 1Q 2015, primarily reflected the sale of Concentra in June 2015, which carried a higher operating cost ratio than that for the company on a consolidated basis, as well as management cost-reduction initiatives across all lines of business.

Balance sheet

At March 31, 2016, the company had cash, cash equivalents, and investment securities of $12.48 billion, up $798 million from $11.68 billion at December 31, 2015 primarily reflecting the changes driven by higher cash flows from operations discussed below as well as the timing of net receipts from the Centers for Medicare and Medicaid Services (CMS) for both Part D reinsurance and low-income member claims.

Cash and short-term investments held at the parent company of $1.41 billion at March 31, 2016 decreased $234 million from $1.65 billion at December 31, 2015, primarily reflecting the funding in 1Q 2016 of $450 million of capital contributions into subsidiaries as a result of the statutory-based PDR for the Affordable Care Act (ACA)-compliant individual commercial business, capital expenditures and the payment of stockholder dividends, all partially offset by operating cash derived from the company’s non-insurance subsidiaries’ profits.

At March 31, 2016, net receivables of $759 million were associated with the 3Rs. Approximately 56 percent of the total net 3Rs receivables were related to reinsurance recoverables. At March 31, 2016, net receivables (payables) for the 3Rs were as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances Related to prior plan years at 3/31/16	Balances Related to 2016 plan year at 3/31/16	Total Balances at 3/31/16	Total Balances at 12/31/15 (all related to 2014 and 2015 plan years)
Reinsurance recoverables	$402	$25	$427	$610
Net risk adjustment settlement	(122)	(12)	(134)	(87)
Net risk corridor settlement (c)	369	97	466	459
Total Net Amounts Accrued for the 3Rs	$649	$110	$759	$982

In 1Q 2016, the Department of Health and Human Services (HHS) paid health plans a portion of the estimated reinsurance recoverables for the 2015 plan year, with the remainder expected to be paid in the third and fourth quarters of 2016. Reinsurance recoverables associated with the 2014 plan year were paid by HHS in the third and fourth quarters of 2015.

Other changes in estimate of the net 3Rs receivables for prior plan years during 1Q 2016 primarily result from Prior Period Development, as well as updates to third-party studies and tax estimates.

Net risk corridor receivables are anticipated to be primarily collected in future years and thus the related amounts have been classified as long-term receivables as of March 31, 2016.

Days in claims payable (DCP) of 43.0 at March 31, 2016 increased 1.4 days from 41.6 at December 31, 2015. DCP represents the benefits payable at the end of the quarter divided by the average benefits expense per day in the quarter. The company computes this metric excluding: (1) the impact of the military services and Medicare stand-alone PDP businesses, (2) reinsurance expense related to the commercial individual business and long-duration products and (3) the PDR related to the 2016 ACA-compliant individual commercial medical policies.

As previously disclosed and discussed above, in the fourth quarter of 2015, the company recorded a PDR related to certain of its 2016 individual commercial policies. The PDR is included on the company’s balance sheet in benefits payable. Activity associated with the PDR during 1Q 2016 was as follows:

Premium Deficiency Reserve Rollforward (in millions)	1Q 2016
Balance at January 1, 2016	$176
1Q 2016 financial results for ACA-compliant individual commercial medical business excluding related indirect administrative costs	13
Balance at March 31, 2016	$189

Debt-to-total capitalization at March 31, 2016 was 28.0 percent, down 30 basis points from 28.3 percent at December 31, 2015, and below the company’s long-term target range of 30 to 35 percent needed to maintain its investment grade credit rating, providing the company with significant financial flexibility. The sequential change in this ratio primarily reflected higher capital from the net impact of 1Q 2016 earnings, partially offset by cash dividends during the quarter. As of March 31, 2016, the company had approximately $300 million outstanding on its commercial paper program compared to $299 million at December 31, 2015.

Cash flows from operations

Cash flow provided by operations of $482 million in 1Q 2016 increased $375 million from $107 million in 1Q 2015 primarily due to the favorable timing of working capital changes partially offset by lower earnings year over year. Significant year-over-year changes to working capital items primarily included the early receipt of certain commercial reinsurance recoveries from HHS in 1Q 2016 discussed above, one less payroll cycle in 1Q 2016 than in 1Q 2015 and lower management incentive payments in 1Q 2016 associated with prior-year performance than those paid in 1Q 2015.

Share repurchases

In September 2014, the company’s Board of Directors approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. Approximately $1.04 billion of the current $2 billion repurchase authorization remains outstanding.

Due to the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015.

Cash dividends

The company paid cash dividends to its stockholders of $47 million in 1Q 2016 and $44 million in 1Q 2015. In April 2016, the company’s Board of Directors declared a cash dividend of $0.29 per share payable on July 29, 2016 to stockholders of record on June 30, 2016.

The company’s ability and intent to continue its quarterly dividend policy is not impacted by the pending transaction with Aetna, although the company has agreed with Aetna that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction.

Humana’s Retail Segment

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as individual commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits. These contracts are collectively referred to as state-based contracts.

Retail Segment Highlights – 1Q 2016

Individual Medicare Advantage business

The company’s individual Medicare Advantage operating results for 1Q 2016 are consistent with management’s expectations, reflecting measures taken to address challenges faced by the company in 2015 such as strategic benefit plan design changes, refinements in the company’s clinical programs and enhancements to financial recovery processes. Further, both early utilization metrics and Prior Period Development associated with claim recoveries were positive relative to the company’s expectations. Although early indications of Medicare Advantage performance are positive, the company is continuing to monitor performance and therefore has not fully reflected the impact of these early indicators in its financial guidance for FY16.

On February 22, 2016, the company issued its preliminary analysis of the 2017 Medicare Advantage and Part D Advance Notice and Draft Call Letter (the Advance Notice) issued by CMS on February 19, 2016 indicating a projected 2017 rate increase of 0.2 percent. On April 4, 2016, CMS issued its announcement of 2017 Medicare Advantage Capitation Rates and Medicare Advantage and Part D Payment Policies and Final Call Letter (the Final Rate Notice). The company believes the Final Rate Notice will result in Medicare Advantage funding pressure of approximately 1.3 percent for 2017. The primary difference between the company’s preliminary Advance Notice analysis and the analysis of the Final Rate Notice was CMS’ acknowledgement of a technical error in the Advance Notice that was corrected in the Final Rate Notice. The beneficial effect of the temporary suspension of the health insurance industry fee for 2017 announced by CMS in December 2015 is not reflected in the company’s estimate for its 2017 rate changes.

The company is in the process of designing its Medicare Advantage product offerings for 2017 and is drawing upon its program expertise to design competitive offerings that promote quality of care and service for its members while driving overall enterprise value by balancing membership growth with pretax margin improvement.

Stand-alone Prescription Drug Plan (PDP) business

For 1Q 2016 the company’s stand-alone PDP business performed in line with management’s expectations reflecting solid membership growth and emerging cost trends consistent with expectations incorporated into 2016 plan designs. Importantly, the company’s Humana-Walmart plan remains a leader in low-price product offerings.

Group Medicare Advantage business

In 1Q 2016, the company’s group Medicare Advantage business performed in line with expectations, reflecting lower revenues and earnings than those in the prior year, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 as this account moved to a private exchange. The majority of members in the account that moved to a private exchange opted for Original Medicare combined with a Medicare supplement offering.

Individual commercial business

As previously disclosed, in the fourth quarter of 2015 the company recorded a PDR associated with its 2016 individual commercial ACA-compliant offerings. Historically, this business has reported a profit in the first quarter of the year due to the related benefit designs. Because the company continues to anticipate a loss associated with this business for the full year 2016, the seasonal earnings generated in 1Q 2016 are offset by an increase in the PDR, resulting in a higher benefit ratio year over year. This first quarter seasonality was anticipated as the company developed its estimate of the full-year PDR recorded in the fourth quarter of 2015.

Financial results associated with the wind-down of the non-ACA compliant (legacy) business, including the related release of policy reserves, as well as indirect administrative costs associated with ACA-compliant offerings are included in the company’s 1Q 2016 financial results.

Consistent with data evaluated as the company established the PDR in the fourth quarter of 2015, early indications for ACA-compliant business effective in 1Q 2016 include:

•	New members enrolling in off-exchange plans had higher admissions per thousand members (APT) than renewing members.

•	Renewing members in both on and off exchange plans from 2015 to 2016 were higher utilizers based on APT and pharmacy statistics than those terminating coverage.

The company will continue to evaluate the performance of this business for 2016 as it further develops and the corresponding impact on the PDR, if any, over the coming quarters.

Humana is in the process of finalizing plans for its ACA-compliant individual commercial medical market offerings in 2017. Humana anticipates proposing a number of changes to retain a viable product for individual consumers, where feasible, and address persistent risk selection challenges. Such changes may include certain statewide market and product exits both on and off exchange, service area reductions and pricing commensurate with anticipated levels of risk by state.

State-based contracts business

The performance of the company’s state-based contract business is generally in line with management’s expectations. Operating results projected for FY16 are primarily driven by the full-year benefit of a rate increase for the company’s Medicaid Temporary Assistance for Needy Families (TANF) products, provider network initiatives and the continued rationalization of this business’ administrative cost structure.

Retail segment premiums and services revenue:

•	The 1Q 2016 premiums and services revenue for the Retail segment was $11.84 billion, an increase of $255 million, or 2 percent, from $11.58 billion in 1Q 2015. The higher revenues resulted primarily from an increase in average membership year over year in the company’s individual Medicare offerings as well as per-member premium increases partially offset by the loss of premiums associated with a large group Medicare account that moved to a private exchange as well as lower individual commercial medical membership.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,807,200 as of March 31, 2016, an increase of 121,300, or 5 percent, from 2,685,900 at March 31, 2015, and up 53,800, or 2 percent, from 2,753,400 as of December 31, 2015, primarily due to net membership additions associated with the 2016 plan year, particularly in the company’s HMO offerings.

•	Group Medicare Advantage membership was 349,200 as of March 31, 2016, a decrease of 121,700, or 26 percent, from 470,900 at March 31, 2015 and down 134,900, or 28 percent, from 484,100 at December 31, 2015, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 as this account moved to a private exchange.

•	Membership in the company’s stand-alone PDP offerings was 4,834,100 as of March 31, 2016, an increase of 452,700, or 10 percent, from 4,381,400 at March 31, 2015, and up 276,200, or 6 percent, from 4,557,900 as of December 31, 2015. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	Individual commercial membership of 875,700 as of March 31, 2016, was down 233,200, or 21 percent, from 1,108,900 at March 31, 2015, and down 23,400, or 3 percent, from 899,100 at December 31, 2015 The year-over-year change primarily reflected the loss of approximately 150,000 members due to termination by CMS for lack of eligibility documentation, lower membership in legacy plans and the loss of membership associated with non-payment of premiums during the last three quarters of 2015. The sequential change in individual commercial membership primarily reflected lower membership in legacy plans and the loss of membership associated with 1Q 2016 ACA-compliant plan discontinuances.

•	State-based contracts membership (including dual-eligible demonstration members) was 388,400 as of March 31, 2016, an increase of 49,400, or 15 percent, from 339,000 at March 31, 2015, and up 14,700, or 4 percent, from 373,700 at December 31, 2015. These increases versus the prior year were primarily driven by the addition of membership under the Florida state-based contracts in the second half of 2015.

•	Membership in individual specialty products(d) was 1,143,200 as of March 31, 2016, a decrease of 30,100, or 3 percent, from 1,173,300 at March 31, 2015, and down 9,900, or 1 percent, from 1,153,100 at December 31, 2015. These decreases primarily resulted from the loss of individual commercial medical members that also had specialty coverage.

Retail segment benefits expense:

•	The 1Q 2016 benefit ratio for the Retail segment of 87.7 percent increased 190 basis points from 85.8 percent in 1Q 2015 due to unfavorable leap year seasonality, lower seasonal policy reserve releases associated with the legacy individual commercial business, adjustments to receivables associated with the 3Rs, and the seasonal impact of the PDR partially offset by higher Prior Period Development year over year.

•	The Retail segment Prior Period Development increased to $298 million in 1Q 2016 compared to $188 million in 1Q 2015. The increase primarily related to the earlier-than-projected receipt of certain Medicare claim recoveries and favorable year-over-year comparisons for the individual commercial and state-based contracts businesses.

•	Prior Period Development decreased the 1Q 2016 Retail segment benefit ratio by 250 basis points and by 160 basis points for 1Q 2015.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 10.8 percent in 1Q 2016 was unchanged compared to the 1Q 2015 ratio. The ratio remained unchanged year over year as administrative cost efficiencies associated with medical membership growth in the segment were offset by the loss of the large group Medicare Advantage account which carried a lower operating cost ratio than that for individual Medicare Advantage business.

•	The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 170 basis points in both 1Q 2016 and 1Q 2015.

Retail segment pretax results:

Retail segment pretax income (in millions)	1Q 2016	1Q 2015 Recast
Generally Accepted Accounting Principles (GAAP)	$154	$375
Amortization associated with identifiable intangibles	6	7
Adjusted (non-GAAP)	$160	$382

•	The Retail segment’s Adjusted pretax income of $160 million in 1Q 2016 compared to Adjusted pretax income of $382 million in 1Q 2015, a decrease of $222 million as an increase in earnings associated with higher premiums was more than offset by an increase in the segment’s benefit ratio.

Humana’s Group Segment

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights

The Group segment’s 1Q 2016 performance was generally in line with management’s expectations.

Group segment premiums and services revenue:

•	The 1Q 2016 premiums and services revenue for the Group segment were $1.81 billion, down $45 million, or 2 percent from $1.85 billion in 1Q 2015, primarily reflecting declines in average fully-insured and ASO commercial group medical membership, partially offset by an increase in fully-insured commercial medical per-member premiums.

Group segment enrollment:

•	Group fully-insured commercial medical membership was 1,136,400 at March 31, 2016, a decrease of 53,200, or 4 percent, from 1,189,600 at March 31, 2015, and also down 41,900, or 4 percent, from 1,178,300 at December 31, 2015 reflecting lower membership in both large group and small group accounts. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 66 percent at March 31, 2016 versus approximately 65 percent at both March 31, 2015 and December 31, 2015.

•	Group ASO commercial medical membership was 579,400 at March 31, 2016, a decline of 157,400, or 21 percent, from 736,800 at March 31, 2015, and also down 131,300, or 18 percent from 710,700 at December 31, 2015. The year-over-year decline primarily reflects the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,076,800 at March 31, 2016, a decrease of 8,800, or less than 1 percent, from 3,085,600 at March 31, 2015, but up 2,400, or less than 1 percent, from 3,074,400 at December 31, 2015.

•	Membership in Group specialty products was 5,901,900 at March 31, 2016, a decline of 349,300, or 6 percent from 6,251,200 at March 31, 2015, and down 166,800, or 3 percent from 6,068,700 at December 31, 2015. These decreases primarily resulted from the loss of several large stand-alone dental and vision accounts, along with certain fully-insured group medical accounts that also had specialty coverage.

•	Membership in HumanaVitality® (to be renamed Go365TM), the company’s wellness and loyalty rewards program, was 3,734,100 at March 31, 2016, a decrease of 213,800, or 5 percent from 3,947,900 at March 31, 2015, and down 198,200, or 5 percent from 3,932,300 at December 31, 2015. The year-over-year and sequential declines in membership primarily reflect the decline in group Medicare membership from the loss of the large account on January 1, 2016 discussed above.

Group segment benefits expense:

•	The 1Q 2016 benefit ratio for the Group segment was 74.8 percent, an increase of 90 basis points from 73.9 percent for 1Q 2015. The year-over-year increase in the benefit ratio primarily reflected the cumulative effect of unfavorable current year medical claims development in the last three quarters of 2015 (including changes in estimate for risk adjustment accruals) and unfavorable leap year seasonality, partially offset by higher favorable Prior Period Development year over year.

•	The Group segment Prior Period Development increased to $41 million in 1Q 2016 compared to $5 million in 1Q 2015. Prior Period Development decreased the Group segment benefit ratio by 260 basis points in 1Q 2016 and 30 basis points in 1Q 2015 with higher claim recoveries year over year primarily driving the increase in 1Q 2016.

Group segment operating costs:

•	The Group segment’s operating cost ratio was 24.1 percent in 1Q 2016, a decrease of 40 basis points from 24.5 percent in 1Q 2015, primarily reflecting the loss of certain large ASO accounts resulting in a lower percentage of ASO business (which carries a higher operating cost ratio than fully-insured commercial business) as well as operating cost efficiencies associated with the fully-insured business. Operating cost efficiencies were primarily the result of sustainable cost reduction initiatives.

•	The non-deductible health insurance industry fee negatively impacted the Group segment’s operating cost ratio by approximately 140 basis points in both 1Q 2016 and 1Q 2015.

Group segment pretax results:

Group segment pretax income (in millions)	1Q 2016	1Q 2015 Recast
Generally Accepted Accounting Principles (GAAP)	$158	$154
Amortization associated with identifiable intangibles	3	3
Adjusted (non-GAAP)	$161	$157

•	The 1Q 2016 Adjusted Group segment pretax income of $161 million increased from an Adjusted pretax income of $157 million in 1Q 2015, primarily reflecting the segment’s lower operating cost ratio, partially offset by a higher benefit ratio.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights

1Q 2016 operating performance for the Healthcare Services segment was slightly ahead of management’s expectations, primarily driven by higher-than-projected mail order rates for Humana Pharmacy and the benefit of effective drug purchasing and contracting strategies. 1Q 2016 results exclude the impact of the company’s Concentra operations which were sold in June 2015.

Healthcare Services segment revenues:

•	Revenue of $6.18 billion in 1Q 2016 for the Healthcare Services segment increased $347 million, or 6 percent from $5.83 billion in 1Q 2015, primarily due to growth in the company’s individual Medicare Advantage and stand-alone PDP membership which resulted in higher utilization of the Healthcare Services businesses, partially offset by lower external services revenues due to the previously discussed sale of the Concentra business and lower utilization of clinical services associated with the loss of a large group Medicare Advantage account as previously discussed.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.7 percent in 1Q 2016 increased 40 basis points from 95.3 percent in 1Q 2015 primarily due to decreased profitability in the company’s provider services business reflecting significantly lower Medicare rates year over year.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 47,800 at March 31, 2016 increased 5 percent from 45,500 at March 31, 2015 and December 31, 2015. At March 31, 2016, 61 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 54 percent at March 31, 2015 and 59 percent at December 31, 2015.

•	Medicare Advantage membership in the Humana Chronic Care Program rose to 572,300 at March 31, 2016, up 24 percent from 463,000 at March 31, 2015, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement but down 3 percent from 590,300 at December 31, 2015, primarily due to the loss of engaged members associated with the group Medicare Advantage account that termed on January 1, 2016 as discussed above.

•	Pharmacy script volumes of 104 million for 1Q 2016 increased 9 percent compared to 96 million for 1Q 2015, and up 1 percent versus 103 million for the fourth quarter of 2015, driven primarily by higher average medical membership.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	1Q 2016	1Q 2015 Recast
Generally Accepted Accounting Principles (GAAP)	$241	$230
Amortization associated with identifiable intangibles	11	15
Adjusted (non-GAAP)	$252	$245

•	Healthcare Services segment Adjusted pretax income of $252 million in 1Q 2016 increased by $7 million from the Adjusted pretax income of $245 million in 1Q 2015, primarily due to revenue growth from the pharmacy solutions and home based services businesses as they serve the company’s growing individual Medicare Advantage membership. High levels of individual Medicare Advantage and stand-alone PDP membership growth, as well as increased engagement of members in clinical programs have resulted in higher usage of services across the segment compared to 1Q 2015. The segment’s operating results were negatively impacted by decreased profitability in the company’s provider services business reflecting significantly lower Medicare rates year over year associated with CMS’ risk coding recalibration for 2016 in geographies where provider assets are located.

Detailed press release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=92913&p=irol-IRHome or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Footnotes

(a)	1Q 2016

Adjusted consolidated pretax income and Adjusted EPS for 1Q 2016 exclude pretax transaction costs of $34 million, or $0.21 per diluted common share, associated with the pending transaction with Aetna and amortization expense associated with identifiable intangibles of $21 million, or $0.09 per diluted common share. The consolidated operating cost ratio has also been adjusted to exclude the impact of the $34 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of amortization expense associated with identifiable intangibles.

1Q 2015

Adjusted EPS for 1Q 2015 excludes approximately $0.35 per diluted common share of tax benefit associated with the recognition of a deferred tax asset in connection with the held-for-sale classification resulting from the company’s announcement in March 2015 of an agreement to sell its wholly-owned subsidiary, Concentra, Inc. Adjusted consolidated pretax income and Adjusted EPS for 1Q 2015 also exclude amortization expense associated with identifiable intangibles of $26 million, or $0.11 per diluted common share. Segment pretax results have also been adjusted to reflect each segment’s respective amount of identifiable intangible amortization expense.

FY16

Beginning in the first quarter of 2016, the company is including an adjustment to add back amortization expense related to identifiable intangibles to align with reporting methods used across the managed care sector. For FY16, this adjustment is estimated to approximate $0.32 per diluted common share.

FY15

Adjusted EPS for FY2015 excludes the PDR of $0.74 per diluted common share related to the company’s 2016 ACA-compliant individual commercial medical offerings, pretax transaction costs of $0.14 per diluted common share associated with the pending transaction with Aetna, a gain of $1.57 per diluted common share associated with the completion of the company’s sale of its wholly-owned subsidiary, Concentra, on June 1, 2015, and amortization expense of $0.39 per diluted common share.

The company has included these financial measures (which are not in accordance with Generally Accepted Accounting Principles (GAAP)) in its summary of financial results within this earnings release as management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. The excluded items described herein are not a recurring part of the company’s operating plan. Consequently, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to appropriation or other federal administrative action.
(c)	On October 1, 2015, Humana and other industry participants received notification from CMS that 12.6 percent of risk corridor receivables for the 2014 coverage year would be paid on an interim basis given expected risk corridor collections for the 2014 coverage year. The risk corridor program is a three-year program and guidance from HHS provides that risk corridor collections over the life of the three-year program will first be applied to any shortfalls from previous benefit years before application to current year obligations. Subsequent to the October 1, 2015 notification from CMS, HHS reiterated its recognition that the ACA requires the Secretary of HHS to make full payments to issuers, and that amounts unpaid following the 12.6 percent payment will be recorded as obligations of the United States Government for which full payment is required. In the event of a shortfall for the 2016 program year, HHS has asserted it will explore other sources of funding for risk corridors payments, subject to the availability of appropriations, including working with Congress on the necessary funding for outstanding risk corridor payments.
(d)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s transaction with Aetna is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna prohibits Humana from pursuing alternative transactions to the pending transaction with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the transaction is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the transaction consideration to be paid in Aetna’s common stock.

•	While the transaction with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	Failure to consummate the transaction with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves we may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which became effective on October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the new federal and state health care exchanges, which entail uncertainties associated with mix, volume of business, and the operation of premium stabilization programs, which are subject to federal administrative action, could adversely affect the company’s results of operations, financial position, and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2015, and

•	Form 8-Ks filed during 2016.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Replays of most recent earnings release conference calls

•	Calendar of events

Humana Inc. – Earnings Guidance Points as of May 4, 2016

In accordance with Generally Accepted Accounting Principles (GAAP) unless otherwise noted	Projections for the quarter ending June 30, 2016	Projections for the year ending December 31, 2016	Comments

Diluted earnings per common share (EPS)	GAAP: At least $2.06 Adjustments: At least $0.09 Adjusted: At least $2.15 (New guidance point)	GAAP: At least $8.32 Adjustments: At least $0.53 Adjusted: At least $8.85 (No change to Adjusted EPS)

As previously disclosed, Adjusted EPS for 2Q 2016 through 4Q 2016 are expected to generally mirror the percentage distribution of Adjusted EPS among the last three quarters of 2015.

Projected adjustments to GAAP EPS include (1) transaction and integration costs associated with the pending Aetna transaction and (2) amortization of identifiable intangibles. See also footnote (a) within this earnings press release which discusses the use of non-GAAP financial measures.

Transaction and integration costs beyond those incurred in 1Q 2016 are to be determined.

Consolidated revenues		At least $53.5 billion (No change from prior guidance)	Revenues include expected investment income

Effective tax rate		49% to 51% (No change from prior guidance)	Reflects the non-deductibility of the health insurance industry fee.

Parent company cash and short-term investments at year end		$1.2 billion to $1.5 billion (No change from prior guidance)	Assumes no outstanding commercial paper balances

Change in ending medical membership from prior year end

Projections for the year ending December 31, 2016

(No changes from prior guidance)

•     Individual Medicare Advantage – Up 100,000 to 120,000

•     Group Medicare Advantage – Down 120,000 to 125,000

•     Medicare stand-alone PDP – Up 300,000 to 330,000

•     Individual commercial – Down 200,000 to 300,000

Medicare stand-alone PDP excludes membership associated with the Limited Income Newly Eligible Transition program.

Segment level results

Projections for the year ending December 31, 2016

(No changes from prior guidance)

•     Retail – Improved year-over-year results for individual Medicare Advantage, stand-alone PDP and individual commercial businesses partially offset by lower earnings associated with the loss of a large group Medicare Advantage account

•     Group – Modest decline in earnings associated with lower projected medical membership and certain settlements for military services operations in 2015 not expected to recur in 2016

•     Healthcare Services – Earnings projected to be slightly lower versus the prior year due primarily to expected growth in the company’s pharmacy businesses being largely offset by projected losses associated with the company’s provider services businesses and lower pretax income due to the sale of Concentra in June 2015.